Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-229046) of JX Luxventure Limited (formerly known as “KBS Fashion Group Limited”) of our report dated May 13, 2022, relating to the consolidated financial statements of JX Luxventure Limited (formerly known as “KBS Fashion Group Limited”) as at December 31, 2021 and for the year ended December 31, 2021, which appear in the Annual Report on Form 20-F of JX Luxventure Limited (formerly known as “KBS Fashion Group Limited”) for the year ended December 31, 2021.

/s/ Onestop Assurance PAC

We have served as the Company’s auditor since 2022.
Singapore
May 13, 2022